Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President and Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
Investor Relations Counsel
(212) 704-9727

TRANS WORLD ENTERTAINMENT ANNOUNCES

10 MILLION SHARE REPURCHASE PLAN

Albany, NY, May 28, 2003 – Trans World Entertainment Corporation (Nasdaq National Market: TWMC), a leading retailer of entertainment products, today announced that its Board of Directors has approved a program to repurchase up to ten million shares of the Company’s outstanding common stock.  The Company has approximately 38.9 million shares outstanding as of May 3, 2003.

Under the repurchase plan, the Company has the authority to repurchase shares in the open market, or through negotiated transactions from time to time, in compliance with SEC requirements and subject to market conditions.

The program marks the fourth time in the last three years that the Board of Directors has authorized a stock buyback.  In January 2003, the Company completed the purchase of fifteen million shares of common stock under previously announced programs.

“Given Trans World’s strong financial condition, we are in a position to deliver additional value to our shareholders through the execution of a share repurchase program.  We continue to believe the stock of Trans World Entertainment is undervalued and represents an excellent investment opportunity,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment.

Trans World Entertainment is a leading specialty retailer of music and video products.  The Company operates retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, www.fye.com.  In addition to its mall locations, operated under the “FYE” (For Your Entertainment) brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Spec’s and Planet Music.